Exhibit 99.1

      Press Statement of Pegasus Communications Corporation (NASDAQ: PGTV)
                     In Response to Press Release of DIRECTV


     Pegasus Chairman Marshall Pagon expressed strong disagreement with what he regarded as a misleading and improperly motivated press release issued this afternoon by DIRECTV.

     Mr. Pagon said: "This morning I met with Chase Carey, CEO of Hughes Electronics at his invitation. In organizing the meeting, Hughes asked that the meeting not be part of any mediation process. We agreed as, in fact, there has been no active mediation for many months. This meeting, which occurred in Mr. Carey's offices in New York and was the first such meeting since Mr. Carey became CEO of Hughes in December, lasted approximately an hour and a half and was focused on a general discussion of our respective businesses.


     "Approximately three hours after the conclusion of this meeting, Mr. Carey called me on my cell phone to tell me that he intended to issue a press release publicly terminating the mediation. I expressed surprise that he felt a need to issue a press release terminating mediation given the substance and tenor of our meeting. I then asked whether the press release would cover more than the termination of mediation. He indicated that it might, but did not elaborate further. I then indicated that the timing appeared intended to interfere with our recently announced financing. He did not respond to this.


     "Based upon the two-page press release that was issued this afternoon by DIRECTV, which bears no relationship whatsoever to the matters discussed by Mr. Carey and me this morning, I can only conclude that DIRECTV is seeking to intentionally damage the value of our equity and debt securities and thereby interfere with the successful completion of our recently announced financing. Indeed, it would appear from their press release that DIRECTV's larger purpose is to seek to acquire our DIRECTV business at a substantial discount to the value that our bondholders and preferred equity holders are legally entitled to."


About Pegasus
Pegasus Communications Corporation (http://www.pgtv.com) provides digital satellite television to rural households throughout the United States. Pegasus owns and/or operates television stations affiliated with CBS, FOX, UPN and The WB networks.


Contact Information:
Press:
Cheryl Crate
Pegasus Communications Corporation
(703) 892-4230
cheryl.crate@pgtv.com

Investors:
Andrew Smith
Pegasus Communications Corporation
(610) 934-7000
andrew.smith@pgtv.com